Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 29, 2006 relating to the consolidated financial statements of Liberty Star Gold Corp. which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/Semple & Cooper, LLP

Semple & Cooper, LLP

Phoenix, Arizona

May 10, 2006